UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 9, 2015

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2015, CytoSorbents Corporation (the “Company”) issued 1,250,000 shares of common stock, par value $0.001 per share (the “Common Stock”) at price of $8.25 per share, pursuant to an underwriting agreement, dated January 9, 2015 (the “Underwriting Agreement”) with Brean Capital and H.C. Wainwright & Co. LLC, as representatives of the several underwriters. The offering of the shares was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-1, which became effective on January 9, 2015. The Company also issued warrants to the representatives to purchase up to an aggregate of 37,500 shares of Common Stock. The warrants are exercisable within five years after the effective date of the registration statement, representing 3% of the securities issued in the offering. The warrants are exercisable at a price of $9.90 per share, which is equal to 120% of the public offering price. Except for the warrants issued as part of the underwriters’ fee, no warrants were issued to investors. The net proceeds to the Company from this offering were approximately $9.48 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company (including final legal fees). A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and incorporated herein by reference.

On January 14, 2015, the Company issued a press release announcing the closing of the offering of the shares. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 9, 2015, by and among the Company and Brean Capital, LLC and H.C. Wainwright & Co. LLC, as representatives of the several underwriters.
99.1	Press Release of the Company, dated January 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2015	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer